Undetermined Time Employment Contract

Preamble

If before the starting date of the contract the Employee has not undergone a pre-employment medical examination, as stipulated by the article L.326-1 of the Labor Code, the Employee is required to complete the aforementioned examination within two months of the employment. The continuation of the present contract is subject to the confirmation of the Employee's physical aptitude for the position defined under Article 1 below, by a competent physician.

The present employment contract has been concluded for an undetermined time period between:

The Company PolyOne Luxembourg s. à r.l. being located 6 Giällewee, L-9749 Fischbach, represented by Ken Smith, senior VP of PolyOne Corporation, and Guy Katsers, Director Human Resources International

hereinafter referred to as "the Employer" or “PolyOne”

and:

Bernard Baert, born on December 18th 1949, at Mouscron (Belgium), having the Belgian Nationality, and having his domicile 137 B, avenue de Ningloheid, 4802 Heusy (Belgium)

hereinafter referred to as "the Employee"

Article 1

The Employee is hired by the Employer as “Senior Vice President and General Manager, Color and Engineered Materials – Europe and Asia” as of September 1st 2009, without prejudice to any future assignment based upon the Employee's professional and personal aptitudes or upon the Employer's requirement.

His duties will notably include, but will not be limited to the performance of the following tasks:

The Employee will be a Senior Vice-President and officer of the PolyOne Corporation where he has Profit & Loss responsibility for PolyOne’s business interest in Europe and in Asia.

The Employee acknowledges that he is an executive (“cadre supérieur”) in the meaning of article L.162-8 of the Labor Code.

Article 2

The present contract is concluded for undetermined time duration, and has no probation period.

The Employee being transferred from the Belgian Entity of the PolyOne Corporation, his seniority at PolyOne Belgium S.A. is recognized as from February 19, 1996.

Article 3

The place of work will be located at Fischbach, at PolyOne’s Luxembourg office. The Employer reserves the right to modify this location according to the requirements of the Employer; this type of modification does not constitute a fundamental change to the employment contract.

The function mentioned in article 1 implies for the Employee to travel outside Luxembourg, visiting different PolyOne sites abroad.  These visits abroad are not to be considered as changes in the work place, but as business trips. It is specified that the Employee is not allowed to work from home, unless the Employee’s official domicile would be located in Luxembourg.

Article 4

The weekly working time is 40 hours, from Monday to Friday between 8h30 to 17h30. Depending on the Employer’s needs and the Employee’s function, the working time could be modified.

Any overtime accrued is covered by the payment defined in article 5.

Article 5

The Employee's monthly gross salary is EUR 24.708,- gross (Twenty four thousand seven hundred and eight €) based on the legal cost of living index valid at the date of signature of the contract, paid over twelve months. The remuneration is payable on the last day of each calendar month, after deduction of social security contributions and withholding tax in accordance with Luxembourg law.

Any net deduction other than the ones listed by law cannot be withheld without the Employee’s agreement. The Employee will however refund to the Employer any undue payment received in excess.

Article 6

The Employee will be granted meal vouchers, with a face value of 8,4 € per worked day, with a maximum of 216 vouchers per civil year. The Employee will contribute 2,8 € per voucher, which will be deducted from the net monthly pay.

Article 7

Notwithstanding the immediate termination of the contract for gross misconduct (“motifs graves”), the present contract can only be terminated under consideration of the legal notice period as laid out in the articles L.124-3 and L.124-4 of the Labor Code and following the procedures specified by this Code.

Any party who wishes to terminate this contract has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination.

Article 8

The Employee shall inform the Employer immediately in case he is unable to work and indicate the reasons for his absence the same day. In case of illness, the Employee is required to provide the Employer with a medical certificate at the latest on the 3rd day of his absence.

Article 9

The Employee is entitled to 26 vacation days per full civil year, and 10 Luxembourg legal holidays (January 1st, Eastern Monday, May 1st, Ascension Day, Whit Monday, June 23rd National Day, August 15th, November 1st, December 25 and 26).

The Employee’s entitlement to paid leave is governed by the following legal texts:

❖	Chapter III, title III, of the Book II of the Labor Code ruling the paid annual leave of the Employees.
❖	The internal company regulations: the day off requests need to be approved upfront by the direct supervisor.

Article 10

The Employee is bound by professional and contractual confidentiality and shall not disclose to any person (except to these authorized by the Employer), either during his employment or thereafter, and this for a period of 25 years as of the termination of this contract, any information on the Employer, trade secrets or other internal or business related information that is or may be confidential or important to the Employer. In addition, the Employee shall not use, directly or indirectly, such confidential or important information to his own advantage or the advantage of a third party.

Disloyal competition

Both during this contract and after its termination, and this for a period of 25 years as of the termination of this contract, the Employee shall regard as strictly confidential and not to be divulged to a competitor or third party the methods, procedures and manufacturing secrets, inventions and patentable discoveries, experiments and research of the Employer, its subsidiaries, branches and/or associates. He shall, in brief, abstain in all circumstances and at all times from any act or cooperation with any act which constitutes disloyal competition.

The Employee undertakes to advise the Employer of any work which may be protected by copyright, improvement, discovery or invention he may make or of which he has control and which has any direct or indirect relationship with the activities of the Employer, its subsidiaries, branches and/or associates and which were made by the Employee in the course of his employment by the Employer upon instruction of the Employer. To the fullest extent authorised by law, all intellectual property rights in relation with such work which may be protected by copyright, improvements, discoveries or inventions shall automatically become the property of the Employer which may dispose of them as it wishes without being required in principle to pay the Employee any indemnity other than the salary due to the Employee under article 5. The Employer alone shall be the only judge of whether the discovery, invention or improvement is of sufficient importance to merit additional pay over and above the regular salary due to the Employee under article 5 and shall solely determine any such amount. If the Employer considers it appropriate to patent, register or protect in any part of the world and in any fashion the work which may be protected by copyright, improvement, invention or discovery concerned, the Employee agrees to offer the Employer all aid and assistance to that end. The Employee shall in particular sign any necessary documents in order to allow the Employer to patent, register or protect any work which may be protected by copyright, improvement, discovery or invention, upon first demand of the Employer.

In the event where the above-mentioned intellectual property rights are not automatically vested in the Employer, then to the fullest extent authorised by law, the Employee hereby assigns such rights, on a worldwide basis, exclusively to the Employer. The assignment of rights to the Employer will in particular, but not only, include the right to sell, to reproduce, communicate, translate, adapt, modify and in a general way put on the market. No remuneration other than the salary due to the Employee under article 5 shall be due for any such assignment, except if otherwise required by law.

Any violation of the foregoing obligation shall be considered as serious transgression of contractual good faith, and shall entitle the Employer to rescind the employment contract, for disciplinary reason. Any such violation shall oblige the Employee to indemnify the Employer for any damage which such violation had caused to the latter.

Non compete clause (international):

Considering the nature of the Employee’s function, being in direct contacts with customers in Europe and in Asia, and having access to a very large number of confidential information related to the Employer, the Employee will commit himself to refrain from:

-	to join a company (as Employee or as consultant or as agent) producing or selling products which could compete with the ones sold by PolyOne Luxembourg or by any PolyOne entity in the world;

-	to create his own business, selling products which could be in competition with the ones of PolyOne;

-	to have interests, directly or indirectly, under any ways, in a company competing with PolyOne Luxembourg or any PolyOne entity in the world; or

-	to acquire more than 5% ownership in a company competing with PolyOne Luxembourg or with any PolyOne entity in the world.

In case of doubts in the interpretation of these restrictions during the application of the non compete clause, the Employee may obtain from the Employer, a specific written document clarifying the Employer’s position.

The non compete clause applies for a period of 12 months from the termination date of the employment contract, and is covering the following countries: France, Spain, Germany, UK, Benelux, Scandinavia, Hungary, Poland, Turkey, Italy, Switzerland, China, Thailand, Singapore, Hong Kong, Taiwan and India.

Balancing the Employee’s obligations described above, the Employer will pay, during the non compete clause period, a monthly compensation of 25% of the average monthly base salary (gross) of the last 3 months of the employment contract. The amount of the incentive paid in the course of the last 12 months before the termination date, will be divided by 12, and added to the monthly average base salary. These payments will be submitted to the tax legislation and the social security legislation applicable in Luxembourg.

In case of any violation of the clause described above, PolyOne will stop the payment of the compensation described above, and the Employee will have to reimburse the Employer for the non compete compensation made till then.  Moreover, the Employer will have the right to pursue the amount of actual damages, if it can supply proof of the existence and the extent of the damages.

The Employer may decide to waive the application of the non compete clause at its sole discretion, at the condition to send the decision by registered letter to the Employee during the course of the contract or within the eight days following the termination date of the contract. In this situation, the interdiction will be lifted, and the Employer will not pay the compensation related to the non compete clause.

Non compete clause (Luxembourg):

1.
The Employee undertakes not to enter in his own name and on his own behalf in any business which is in direct or indirect competition with the Employer’s business for a period of 12 months following the termination of this contract.

2.
The Employee undertakes not to solicit or induce or endeavour to solicit or induce any person who, on the date of termination of this contract, is employed by the Employer to cease working for or providing services to the Employer.

3.
The Employee undertakes not to solicit or induce or endeavour to solicit or induce any consultant, supplier or service provider to cease to deal with the Employer and shall not interfere in any way with any relationship between a consultant, a supplier or a service provider and the Employer.

4.	The undertakings set out in sub-paragraphs 2 and 3 above shall survive during a period of 5 years from the term of this contract.

If one or more items or parts of items of the present Article 10 would be considered as non valid or void, the remaining items or part of items would remain unchanged and applicable.

Article 11

The personal data related to the Employee and communicated to the Employer for the sake of his employment contract may be processed on a computer support or any other support in accordance with the amended law of 2nd August 2002 on the protection of persons with regard to the processing of personal data.

The Employee authorises the Employer to process such data for the purpose of the administration of this employment contract and to allow the Employer to comply with its contractual, legal or regulatory obligations. In particular as regards pay roll administration and social security deductions, the Employee authorizes the Employer to transfer any such nominal data to its duly appointed pay roll administrator. The Employee has a right of access and rectification of his personal data. Such right may be exercised by contacting the person in charge of human resources.

The Employer is the data controller. Upon written request, the Employee will be given the right to access his personal data stored by the Employer and to update and correct any data which is inaccurate.

The Employee acknowledges that the Employer cannot use nor transfer to third parties other than those indicated in sub-paragraphs above any personal data of the Employee for purposes other than those mentioned in the sub-paragraphs above and in particular for marketing purposes.

The Employee acknowledges and agrees that this contract and its contents will be filed with and described in filings that PolyOne Corporation is required to make pursuant to Section 13 of 15(d) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) and expressly consents to any publication or divulgation of his personal data in such filings.  In particular, but without limitation, the Employee acknowledges and agrees that (a) this contract and its contents will be required to be described in a Current Report on Form 8-K to be filed by PolyOne Corporation with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the requirements of Form 8-K, (b) this contract will be required to be filed as an exhibit to either a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K to be filed by PolyOne Corporation with the SEC pursuant to the requirements of either Form 10-Q or Form 10-K, as applicable, and Item 601 of Regulation S-K promulgated under the Exchange Act and (c) this contract and its contents will be required to be described in certain proxy statements to be filed by PolyOne Corporation with the SEC pursuant to the requirements of Schedule 14A and Item 601 of Regulation S-K promulgated under the Exchange Act.

The Employee acknowledges and agrees that his personal data may, for the purposes and under the conditions described above, be transferred to the United States, a country which does not provide a level of data protection that is equivalent to the level in Luxembourg.

Article 12

The Employee commits:

a)
To dedicate all his professional activities exclusively to the Employer, and to refrain from any other professional activity, remunerated or not, which could be in conflict with the Employee’s activities by the Employer, or which could harm the Employer.

However, all other professional activities, not detrimental to the Employer’s company, may be exercised by the Employee, at the condition the Employer gives its specific prior approval by writing.

b)	To respect all the rules, directives, guidelines or instructions coming from the Employer, or from PolyOne Corporation.

c)
To return to the Employer, at its first request, and certainly at the end of the employment contract, all PolyOne’s items and belongings: keys, credit cards, company car, printer, computer, mobile phone, files, and documents.

d)	To inform, as soon as possible, the Employer when he should be prevented from work.

e)	To communicate to the Employer as soon as possible changes of “domicile”, or changes in the family situation.

f)	Not to respond to press interviews, or publish in the press, or talk at the radio, or at the TV, about PolyOne’s activities without the upfront prior written approval of PolyOne.

Article 13

Without prejudice of the competent labor court decision, the parties specifically agree that the following non exhaustive list of misconducts will be considered as gross misconduct (“motifs graves”):

Misrepresentation, unjustified absences from work, public declaration which could harm the reputation or the image of PolyOne, repetitive errors due to negligence, briberies, etc.

Article 14

The Employee received a hard copy of the Code of Conduct of PolyOne, and got the appropriate training. The acknowledgement of the Code of Conduct is part of the employment conditions.

Article 15

Following conditions decided unilaterally by the Employer, the Employee may receive incentives, bonus or other rewards, on top of the base salary described in article 5 of this contract.

All bonus, incentives or special benefits granted at some occasions, regularly or not, by the Employer are to be considered as a liberality, not being a part of the remuneration. Those grants are not generating a right for the future, and could not generate the right to a payment pro rata, in case of termination of the employment contract before the normal set date for distribution.

The Employee may be eligible to participate in the PolyOne Corporation Senior Executive Annual Incentive Plan (AIP), which will be payable by the Employer.  Information about the AIP will be provided by Human Resources.

Article 16

There is an appendix to the present contract, describing some specific terms and conditions applicable to the Employee.

This employment contract is governed by the legal regulations as laid out in the following legal texts:

❖	The Labor Code of Luxembourg
❖	The internal company regulations if more favorable than law or collective agreement

Any dispute arising from the present contract shall be submitted exclusively to the courts of the Grand-Duchy of Luxembourg.

If any provision of this contract of employment is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall apply only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force or effect.

Article 17

Each party acknowledges having received a copy of the present contract and confirms understanding the language in which it has been written.

This contract of employment and its appendix set out the entire agreement between the Parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications, and understandings whenever given and whether orally or in writing.

Signed in duplicate in Assesse on August 31st 2009

/s/ Bernard Baert	/s/ Ken Smith

Bernard Baert	Ken Smith

The Employee
/s/ Guy Katsers

Guy Katsers

The Employer representatives

Appendix to the Employment Contract between
PolyOne Luxembourg and Bernard Baert.

The Company, PolyOne Luxembourg s.à r.l., being located 6 Giällewee, L-9749 Fischbach, represented by Guy Katsers, Director Human Resources International

hereinafter referred to as "the Employer"

and

Bernard Baert, born on December 18th 1949, at Mouscron (Belgium), having the Belgian Nationality, and having his domicile 137 B, avenue de Ningloheid, 4802 Heusy (Belgium)

hereinafter referred to as "the Employee"

agree on the following:

1.
The Employee will be granted a company car, following the rules of the Company Car Policy. The rules will be handed over to the Employee who will have to accept the terms before driving the company car. The private usage of the company car will be considered as a taxable “income”, and will follow the income tax law applicable in Luxembourg. Presently the advantage in kind represents 1.5% of the selling price of the car, VAT included. The advantage in kind is added to the taxable monthly pay, in order to calculate the income tax withholdings.

2.	The Employee will be submitted to the Luxembourg social security: he will enjoy the legal coverage provided (health insurance, family allowances, retirement).

3.
A defined contribution benefits cafeteria plan, additional to the legal system, covering retirement, disability and death will be established at PolyOne Luxembourg. The Employer contributions to the insurance company will amount to 5% of the Employee’s annual base salary up to the maximum social security contributions ceiling, and 15% of the part of the annual base salary above the maximum social security contributions ceiling.

4.
In case of termination of the contract by the Employee (voluntary termination or resignation), the Employer could request a worked notice period of 3 months, including the number of months requested by the Luxembourg labor law.

In case of termination of the employment contract by the Employer (involuntary termination), except in case of termination for gross misconduct (“motifs graves”), the Employee will be entitled to a notice period and to a severance payment as provided for in articles L.124-3 and L.124-7 of the Labor Code.

However, the total indemnity that the Employee would eventually receive under Luxembourg Labor law may not be lower than the total indemnity he would have received under his former Belgian Employment contract with PolyOne Belgium S.A. This means that the Claeys formula will be calculated offsetting the Luxemburg termination package (notice and severance payment).

Today, with the actual remuneration of the Employee, his seniority and his age, the termination package calculated with the Claeys formula would result in a total severance of 28 months of remuneration. The remuneration includes base salary, incentives & bonuses averagely paid in the last 36 months, the value of the advantage in kind of the car, the meal vouchers, the Employer’s contribution to the group insurance (cafeteria pension plan), and all other regular payments or benefits granted by the Employer.

5.
The Employee acknowledges that he will not be entitled to any further severance benefits than those provided by law and provided by this employment contract. More specifically, the Employee acknowledges that the PolyOne Corporation Executive Severance Plan is not applicable to him.

Each party acknowledges having received an original of the present contract and confirms understanding the language in which it has been written.

Signed in duplicate in Assesse on August 31st 2009

/s/ Bernard Baert	/s/ Kenneth M. Smith

Bernard Baert	Ken Smith

The Employee
/s/ Guy Katsers

Guy Katsers

The Employer representatives